EXHIBIT 4.1
EXECUTION COPY

Amended and Restated Continuing Guaranty

Dated as of December 17, 2012
Reference is made to (a) that certain Credit Agreement dated as of December 28, 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Original Credit Agreement”) among Platinum Energy Solutions, Inc., a Nevada corporation (the “Borrower”), Platinum Pressure Pumping, Inc., a Delaware corporation (the “Guarantor”) and JPMorgan Chase Bank, N.A. (“JPMorgan”), which Original Credit Agreement was assigned to the Lenders parties to the Credit Agreement (defined below) and ICON Agent, LLC (the “Agent”) as agent for the Lenders pursuant to that certain Loan Purchase Agreement dated December 17, 2012, by and between JPMorgan Chase Bank, N.A. as seller, and ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P., ICON ECI Fund Fifteen, L.P. and Hardwood Partners, LLC, as purchasers, and the documents made in connection therewith, which Original Credit Agreement is further amended and restated pursuant to that certain Amended and Restated Credit Agreement dated of even date herewith (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Guarantor, the Agent and the Lenders, and (b) that certain Continuing Guaranty dated as of December 28, 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Original Guaranty”) made by Guarantor to JPMorgan, which Original Guaranty is amended and restated in its entirety hereby as a condition precedent to the consummation of the transactions contemplated in the Credit Agreement. Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement.
Guaranty. To induce the Lenders, at their option, to make financial accommodations, make or acquire loans, extend or continue credit or some other benefit, including, without limitation letters of credit and foreign exchange contracts, present or future, direct or indirect, and whether several, joint or joint and several (solidary), to the Borrower, and because the Guarantor has determined that executing this Amended and Restated Continuing Guaranty (this “Guaranty”) is in its interest and to its financial benefit, the Guarantor absolutely and unconditionally guarantees to the Agent and the Lenders and their respective successors and assigns, as primary obligor and not merely as surety, the performance of and full and prompt payment of the Liabilities when due, whether at stated maturity, by acceleration or otherwise. The Guarantor will not only pay the Liabilities, but will also reimburse the Agent and the Lenders for any fees, charges, costs and expenses, including reasonable attorneys' fees (including fees and expenses of counsel for the Agent and the Lenders that are employees of the Agent, Lenders or their affiliates) and court costs, that the Agent or the Lenders may pay in collecting from Borrower or the Guarantor, and for liquidating any Collateral (collectively, "Collection Amounts"). The Guarantor's obligations under this Guaranty shall be payable in lawful money of the United States of America.
Liabilities. The term "Liabilities" in this Guaranty means all debts, obligations, indebtedness and liabilities of every kind and character of the Borrower, whether individual, joint and several (solidary), contingent or otherwise, now or hereafter existing in favor of the Agent and the Lenders, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Agent, the Lenders or to a third party and subsequently acquired by the Agent or and Lender, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceedings, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing. The Guarantor and the Agent and the Lenders specifically contemplate that Liabilities include indebtedness hereafter incurred by the Borrower to the Agent or the Lenders.
Limitation. The Guarantor's obligation under this Guaranty is UNLIMITED.
Continued Reliance. This Guaranty shall remain in effect until payment in full of the Remaining Liabilities, as defined below, following termination of this Guaranty by the Guarantor in accordance with this paragraph. This Guaranty will continue to be in effect until final payment and performance in full of all Liabilities and the termination of any commitment of the Lenders to make loans or other financial accommodations to the Borrower. The Guarantor may terminate the Guarantor's liability for Liabilities not in existence or for which the Lenders have no commitment to advance or acquire by delivering written notice to the Agent as set forth in the paragraph below captioned "Notice." After the Guarantor's termination of this Guaranty, the Guarantor will continue to be liable for the following amounts (the "Remaining Liabilities"): (i) all Liabilities existing on the effective date of termination, (ii) all Liabilities to which the Lenders have committed to advance or acquire prior to the effective termination date (whether or not the Lenders are contractually obligated to advance or acquire the loans or extensions of credit), (iii) all subsequent renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements and amendments (but not increases) of those Liabilities, (iv) all interest accruing on those Liabilities after the effective termination date and (v) all Collection Amounts incurred with respect to those Liabilities, on or after the effective termination date. The Agent and the Lenders may continue to permit the Borrower to incur Liabilities and to issue commitments to the Borrower, or any one or more of them, to advance or acquire Liabilities in reliance on this Guaranty until the effective date of termination, regardless of whether at any time or from time to time there are no existing Liabilities nor commitment by the Lenders to advance or acquire Liabilities.
Security. The term "Collateral" in this Guaranty means all real or personal property described in all security agreements, pledge agreements, mortgages, deeds of trust, assignments, or other instruments now or hereafter executed in connection with any of the Liabilities. If applicable, the Collateral secures the payment of the Liabilities.
Remedies/Acceleration. If the Guarantor fails to pay any amount owing under this Guaranty, the Agent, on behalf of the Lenders, shall have all of the rights and remedies provided by law or under any other agreement. The Agent, on behalf of the Lenders, is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person or business entity with or without designation of the capacity of that nominee. The Guarantor is liable for any deficiency in payment of any Liabilities whether of principal, interest, fees, costs or expenses remaining after the disposition of any Collateral. The Guarantor is liable to the Agent and the Lenders for all reasonable costs and expenses of any kind incurred in the making and collection of this Guaranty, including without limitation reasonable attorneys' fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Agent or any Lender in any bankruptcy, reorganization, insolvency or other similar proceeding. All obligations of the Guarantor to the Agent or the Lenders under this Guaranty, whether or not then due or absolute or contingent, shall, at the option of the Agent, without notice or demand, become due and payable immediately upon the occurrence of any default or event of default under the terms of any of the Liabilities or otherwise with respect to any agreement related to the Liabilities (or any other event that results in acceleration of the maturity of any Liabilities, including without limitation, demand for payment of any Liabilities constituting demand obligations or automatic acceleration in a legal proceeding) or the occurrence of any default under this Guaranty.
Permissible Actions. If any monies become available from any source other than the Guarantor that the Agent can apply to the Liabilities, the Agent may apply them in any manner it chooses, including but not limited to applying them against obligations, indebtedness or liabilities which are not covered by this Guaranty. The Agent may take any action against any Borrower, the Collateral, or any other person liable for any of the Liabilities. The Agent may release Borrower or anyone else from the Liabilities, either in whole or in part, or release the Collateral, and need not perfect a security interest in the Collateral. The Agent does not have to exercise any rights that it has against any Borrower or anyone else, or make any effort to realize on the Collateral or any other collateral for the Liabilities, or exercise any right of set-off. The Guarantor authorizes the Agent, without notice or demand and without affecting the Guarantor's obligations hereunder, from time to time, to: (a) renew, modify, compromise, rearrange, restate, consolidate, extend, accelerate, postpone, grant any indulgence or otherwise change the time for payment of, or otherwise change the terms of the Liabilities or any part thereof, including increasing or decreasing the rate of interest thereon; (b) release, substitute or add any one or more endorsers, sureties, Guarantor or other guarantors; (c) take and hold Collateral for the payment of this Guaranty or the Liabilities, and enforce, exchange, impair, substitute, subordinate, waive or release any Liabilities or any Collateral for the Liabilities; (d) proceed against such Collateral and direct the order or manner of sale of such Collateral as the Agent in its discretion may determine; (e) apply any and all payments from the Borrower, the Guarantor or any other obligor on the Liabilities, or recoveries from such Collateral, in such order or manner as the Agent in its discretion may determine; and (f) to accept any partial payment of Liabilities or collateral for the Liabilities. The Guarantor's obligations under this Guaranty shall not be released, diminished or affected by (i) any act or omission of the Agent or any Lender, (ii) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of any Borrower, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings affecting any Borrower, any other obligor or any of their respective assets, (iii) any change in the composition or structure of any Borrower, the Guarantor or any other obligor on the Liabilities, including a merger or consolidation with any other person or entity, or (iv) any payments made upon the Liabilities. The Guarantor hereby expressly consents to any impairment of Collateral, including, but not limited to, failure to perfect a security interest and release Collateral and any such impairment or release shall not affect the Guarantor's obligations hereunder.
Nature of Guaranty. This Guaranty is an absolute guaranty of payment and performance and not of collection. Therefore, the Agent may insist that the Guarantor pay immediately, and the Agent is not required to attempt to collect first from Borrower, the Collateral, or any other person liable for the Liabilities. The obligation of the Guarantor shall be unconditional and absolute even if all or any part of any agreement between the Agent or the Lenders and the Borrower is unenforceable, void, voidable or illegal or uncollectible due to incapacity, lack of power or authority, discharge or for any reason whatsoever, and regardless of the existence of any defense, setoff, discharge or counterclaim (in any case, whether based on contract, tort or any other theory) which Borrower may assert. If any Borrower is a corporation, limited liability company, partnership or trust, it is not necessary for the Agent to inquire into the powers of the Borrower or the officers, directors, members, managers, partners, trustees or agents acting or purporting to act on its behalf, and any of the Liabilities made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder. Without limiting the foregoing, the Guarantor's liability is absolute and unconditional irrespective of and shall not be released, diminished or affected by: (a) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure, render unenforceable or otherwise affect any term of any Liabilities; or (b) any war, riot or revolution impacting multinational companies or any act of expropriation, nationalization or currency inconvertibility or nontransferability arising from governmental, legislative or executive measures affecting any obligor or the property of any obligor on the Liabilities.
Other Guarantors. If there is more than one Guarantor, the obligations under this Guaranty are joint and several (solidary). In addition, each Guarantor under this Guaranty shall be jointly and severally (solidarily) liable with any other guarantor of the Liabilities. If the Agent elects to enforce its rights against fewer than all guarantors of the Liabilities, that election does not release the Guarantor from its obligations under this Guaranty. The compromise or release of any of the obligations of any of the other guarantors or any Borrower shall not serve to impair, waive, alter or release the Guarantor's obligations.
Rights of Subrogation. The Guarantor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against any Borrower, any person liable on the Liabilities, or the Collateral, until the Borrower and the Guarantor have fully performed all their obligations to the Agent and the Lenders, even if those obligations are not covered by this Guaranty.
Waivers. The Guarantor waives (a) to the extent not prohibited by applicable law, all rights and benefits under any laws or statutes regarding sureties, as may be amended, and (b) any right the Guarantor may have to receive notice of the following matters before the Agent enforces any of its rights: (i) the Agent's or any Lender's acceptance of this Guaranty, (ii) incurrence or acquisition of any Liabilities, any credit that any Lender extends to Borrower, Collateral received or delivered, default by any party to any agreement related to the Liabilities or other action taken in reliance on this Guaranty, and all notices and other demands of any description, (iii) diligence and promptness in preserving liability against any obligor on the Liabilities, and in collecting or bringing suit to collect the Liabilities from any obligor on the Liabilities or to pursue any remedy in the Agent's or any Lender's power to pursue; (iv) notice of extensions, renewals, modifications, rearrangements, restatements and substitutions of the Liabilities or any Collateral for the Liabilities; (v) notice of failure to pay any of the Liabilities as they mature, any other default, adverse change in the financial condition of any obligor on the Liabilities, release or substitution of any Collateral, subordination of the Agent's or any Lender's rights in any Collateral, and every other notice of every kind that may lawfully be waived; (vi) Borrower's default, (vii) any demand, diligence, presentment, dishonor and protest, or (viii) any action that the Agent or any Lender takes regarding Borrower, anyone else, the Collateral, or any of the Liabilities, which it might be entitled to by law or under any other agreement, (c) any right it may have to require the Agent or any Lender to proceed against Borrower, any other obligor or guarantor of the Liabilities, or the Collateral for the Liabilities or the Guarantor's obligations under this Guaranty, or pursue any remedy in the Agent's or any Lender's power to pursue, (d) any defense based on any claim that the Guarantor's obligations exceed or are more burdensome than those of any Borrower, (e) any defense arising by reason of any disability or other defense of any Borrower or by reason of the cessation from cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities, and (f) any defense based on or arising out of any defense that Borrower may have to the payment or performance of the Liabilities or any portion thereof. The Agent, on behalf of the Lenders, may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of this Guaranty is effective unless it is in writing and signed by the party against whom it is being enforced.
Cooperation. The Guarantor agrees to fully cooperate with the Agent and not to delay, impede or otherwise interfere with the efforts of the Agent to secure payment from the assets which secure the Liabilities including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of property, use of cash collateral and sale of the Agent's collateral free and clear of all liens.
Reinstatement. The Guarantor agrees that to the extent any payment or transfer is received by the Agent or any Lender in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Agent or any Lender or transferred or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a "Preferential Payment"), then this Guaranty shall continue to be effective or shall be reinstated, as the case may be, and whether or not the Agent or any Lender is in possession of this Guaranty, or whether the Guaranty has been marked paid, released or canceled, or returned to the Guarantor and, to the extent of the payment, repayment or other transfer by the Agent or any Lender, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made.
Information. The Guarantor assumes all responsibility for being and keeping itself informed of Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Liabilities and the nature, scope and extent of the risks that the Guarantor assumes and incurs under this Guaranty, and agrees that the Agent and the Lenders do not have any duty to advise the Guarantor of information known to it regarding those circumstances or risks.

Financial Information. The Guarantor further agrees that the Guarantor shall provide to the Agent the financial statements and other information relating to the financial condition, properties and affairs of the Guarantor as the Agent requests from time to time.
Severability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Guarantor's liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantor or the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.
Representations and Warranties by Guarantor. The Guarantor represents and warrants that the following statements are true and will remain true until termination of this Guaranty and payment in full of all Liabilities: (a) the execution and delivery of this Guaranty and the performance of the obligations it imposes do not violate any law, do not conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) this Guaranty is a valid and binding agreement, enforceable according to its terms; (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Agent in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates; (d) the Guarantor has filed all federal and state tax returns that are required to be filed, has paid all due and payable taxes and assessments against the property and income of the Guarantor and all payroll, excise and other taxes required to be collected and held in trust by the Guarantor for any governmental authority; (e) the Guarantor has determined that this Guaranty will benefit the Guarantor directly or indirectly; (f) the Guarantor has (i) without reliance on the Agent or any Lender or any information received from the Agent or any Lender and based upon the records and information the Guarantor deems appropriate, made an independent investigation of the Borrower, or any one or more of them, the Borrower's, or any one or more of them, business, assets, operations, prospects and condition, financial or otherwise, and any circumstances that may bear upon those transactions, the Borrower, or any one or more of them, or the obligations, liabilities and risks undertaken in this Guaranty with respect to the Liabilities; (ii) adequate means to obtain from the Borrower, or any one or more of them, on a continuing basis information concerning the Borrower, or any one or more of them, and neither the Agent nor any Lender has a duty to provide any information concerning the Borrower, or any one or more of them, or any other obligor to the Guarantor; (iii) full and complete access to the Borrower and any and all records relating to any Liabilities now and in the future owing by the Borrower, or any one or more of them; (iv) not relied and will not rely upon any representations or warranties of the Agent or any Lender not embodied in this Guaranty or any acts taken by the Agent or any Lender prior to and after execution or other authentication and delivery of this Guaranty (including but not limited to any review by the Agent or any Lender of the business, assets, operations, prospects and condition, financial or otherwise, of the Borrower, or any one or more of them); and (v) determined that the Guarantor will receive benefit, directly or indirectly, and has or will receive fair and reasonably equivalent value for, the execution and delivery of this Guaranty; (g) by entering into this Guaranty, the Guarantor does not intend to incur or believe that the Guarantor will incur debts that would be beyond the Guarantor's ability to pay as those debts mature; (h) the execution and delivery of this Guaranty are not intended to hinder, delay or defraud any creditor of the Guarantor; and (i) the Guarantor is neither engaged in nor about to engage in any business or transaction for which the remaining assets of the Guarantor are unreasonably small in relation to the business or transaction, and any property remaining with the Guarantor after the execution or other authentication of this Guaranty is not unreasonably small capital. Each Guarantor, other than a natural person, further represents that: (1) it is duly organized, validly existing and in good standing under the laws of the state where it is organized and in good standing in each state where it is doing business; and (2) the execution and delivery of this Guaranty and the performance of the obligations it imposes (A) are within its powers and have been duly authorized by all necessary action of its governing body, and (B) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any agreement or document governing its affairs.
Notice. Except as otherwise provided in this Guaranty, any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Agent or any Lender, at the Agent's main office if no other address of the Agent is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (i) upon receipt if delivered by hand, (ii) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (iii) on the third Delivery Day after the notice is deposited in the mail. "Delivery Day" means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision. Notice of terminations, as provided above, will not be deemed received until actually received by ICON AGENT, LLC, 3 Park Avenue, 36th Floor, New York, NY 10016, Attn: David Verlizzo under written receipt and shall be effective at the opening of the Agent for business on the third Delivery Day after receipt of the notice.

Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its laws of conflicts). The Guarantor agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Agent in any state or federal court located in the State of New York, as the Agent in its sole discretion may elect. By the execution and delivery of this agreement, the Guarantor submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Guarantor waives any claim that the State of New York is not a convenient forum or the proper venue for any such suit, action or proceeding.
Miscellaneous. The Guarantor's liability under this Guaranty is independent of its liability under any other guaranty previously or subsequently executed by the Guarantor or any one of them, singularly or together with others, as to all or any part of the Liabilities, and may be enforced for the full amount of this Guaranty regardless of the Guarantor's liability under any other guaranty. This Guaranty binds the Guarantor's heirs, successors and assigns, and benefits the Agent, the Lenders and each of their respective successors and assigns. The Agent and each Lender may assign this Guaranty in whole or in part without notice. The Guarantor agrees that the Agent and each Lender may provide any information or knowledge the Agent and such Lender may have about the Guarantor or about any matter relating to this Guaranty to any of Agent's or Lenders' subsidiaries or affiliates or their successors, or to one or more purchasers or potential purchasers of this Guaranty or the Liabilities guaranteed hereby. The use of headings does not limit the provisions of this Guaranty.
WAIVER OF SPECIAL DAMAGES. THE GUARANTOR WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE AGENT OR ANY LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
JURY WAIVER. THE GUARANTOR, THE LENDERS AND THE AGENT (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE GUARANTOR AND THE LENDERS OR THE AGENT ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Guarantor:
Platinum Pressure Pumping, Inc.,
a Delaware corporation

Address: 2100 West Loop South, Suite 1400
Houston, TX 77027	By:	/s/ J. Clarke Legler, II
	Name:	J. Clarke Legler, II
	Title:	CFO
	Date:	December 17, 2012

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